Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

GIGAMON INC.

a Delaware corporation

ARTICLE I

The name of the Corporation is Gigamon Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE V

The name and mailing address of the incorporator are as follows:

Paul B. Shinn

c/o Gigamon Inc.

598 Gibraltar Drive

Milpitas, CA 95035

ARTICLE VI

The total number of shares of stock that the corporation shall have authority to issue is Forty One Million Four Hundred and Forty Three Thousand One Hundred Eighty One (41,443,181), consisting of Thirty Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (33,333,333) shares of Common Stock, $0.0001 par value per share, and Eight Million One Hundred Nine Thousand Eight Hundred Forty Eight (8,109,848) shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Eight Million One Hundred Nine Thousand Eight Hundred Forty Eight (8,109,848) shares.

ARTICLE VII

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE VII, the following definitions shall apply:

(a) “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls 10% or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act). “Control”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

(b) “Affiliated Fund” shall mean, with respect to any Person that is an investment fund, any other investment fund now or hereafter existing that are ultimately controlled by one or more individual general partners or managing members of, or share the same management company with, such Person.

(c) “Applicable Blocker Entity” shall mean Highland Subfund VII-B GGM Limited Partnership, Highland Subfund VII-C GGM Limited Partnership, Highland Subfund VII-B GGM Inc., Highland Subfund VII-C GGM Inc., or, if affirmatively designated an “Applicable Blocker Entity” by the Board of Directors (including at least one (1) Preferred Director and at least one (1) Common Director), any Person that is an Affiliate of any of the foregoing to the extent such Person was formed solely for the purpose of the investment into Corporation by an Affiliated Fund of such Person.

(d) “Blocker Investor” shall mean Highland Subfund VII-B GGM Limited Partnership and Highland Subfund VII-C GGM Limited Partnership.

(e) “Business” shall mean the development, manufacturing and sale of network and data management technology, and the provision of related products and services.

(f) “Board of Directors” shall mean the board of directors of the Corporation.

(g) “Conversion Price” shall mean $2.811397 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(h) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(i) “Corporation” shall mean Gigamon Inc.

(j) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(k) “Dividend Rate” shall mean an annual rate of 8% per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(l) “Founders” shall mean Thomas Cheung, Tom Gallatin, Ted Ho, Patrick Leong and King Won.

(m) “GAAP” shall mean United States generally accepted accounting principles.

(n) “Gigamon Systems” shall mean Gigamon Systems, LLC, a California limited liability company.

(o) “Gigamon Systems Equity Sale Transaction” means any transaction or series of related transactions pursuant to which any Person or group of Persons acting in concert (other than the Founders and their Affiliates as of the date hereof), together with such Person’s or group of Persons’ Affiliates, acquire(s) more than fifty percent (50%) of the equity securities of Gigamon Systems.

(p) “IPO” shall mean (a) the sale of shares of capital stock of the Corporation or (b) the sale of equity securities of Gigamon Systems (or any successor, in the case of (a) or (b)), in a firm commitment underwritten public offering pursuant to an effective registration under the Securities Act.

(q) “Liquidation Preference” shall mean $2.811397 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), plus an additional amount, as of a given date, with respect to each share of Series A Preferred Stock that would cause a holder of a share of Series A Preferred Stock to achieve a return equal to eight percent (8%) per annum (accruing daily in arrears and compounded daily) on the Original Issue Price from January 20, 2010 (such additional amount the “Additional Amount”).

(r) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(s) “Original Issue Price” shall mean $2.811397 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(t) “Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

(u) “Preferred Stock” shall mean the Series A Preferred Stock.

(v) “Qualified Public Offering” shall mean the sale of shares of capital stock of the Company in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, provided that such offering results in aggregate net proceeds of no less than $50,000,000 at a price per share equal to at least $7.39842 (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(w) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(x) “Sale Transaction” means (i) any transaction or series of related transactions pursuant to which any Person or group of Persons acting in concert (other than any Person who is a stockholder or an Affiliate of a stockholder as of the filing of this Certificate), together with such Person’s or group of Persons’ Affiliates acquire(s) more than fifty percent (50%) of the capital stock of the Corporation or (ii) the sale, exclusive license or other transfer or disposition of any material portion of the Corporation’s and/or its subsidiaries’ assets determined on a consolidated basis.

(y) “Securities Act” shall mean the Securities Act of 1933, as amended.

(z) “Tradable Securities” shall mean (A) securities which have been issued in a transaction registered under the Securities Act and may be resold without compliance with the volume restrictions of Rule 144 of the Securities Act (or, if such volume restrictions apply, within a single three month period in accordance with such rules), (B) securities which may be resold pursuant to a resale shelf registration statement (provided that the issuer covenants to file such registration statement with the SEC and cause it to become effective on customary terms) or (C) in the case of securities for which the principal trading market is any non-US exchange, securities which may be resold on a basis which is at least as favorable as that described in clause (A) or (B) above.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b) Common Stock. Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 7.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them. Notwithstanding Section 3(a) above, for purposes of determining the amount each holder of Preferred Stock is entitled to receive with respect to a such liquidation, dissolution or winding up of the Corporation, each such holder of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions and/or their Affiliates retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders and/or their Affiliates prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) the acquisition of Gigamon Systems by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of Gigamon Systems outstanding immediately prior to such transaction or series of related transactions and/or their Affiliates retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders and/or their Affiliates prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i), (ii) or (iii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(e) Allocation of Initial Consideration. For avoidance of doubt, in the event of a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d), if any portion of the consideration payable directly to the stockholders in respect of their shares and/or if any portion of the consideration that is payable to the stockholders is placed into escrow and/or is payable to the stockholders subject to contingencies, the principal transaction agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Common Stock and Preferred Stock in accordance with Section 3 as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Corporation and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Common Stock and Preferred Stock in accordance with Section 3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a separate class), or, if later, the effective date for conversion specified in such requests, provided that the conversion request may provide that the conversion be conditioned upon, and be effective as of, the occurrence of an event specified in such conversion request (the “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Certificate, other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock;

(2) shares of Common Stock as a dividend on the Common Stock, or as a result of a subdivision of Common Stock subject to Section 4(e) below;

(3) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements as approved by the Board of Directors (including the vote at a duly convened meeting of the Board of Directors or written approval of at least one Preferred Director); and

(4) shares of Common Stock to strategic partners or in connection with other commercial arrangements involving the Corporation, on terms and conditions approved by the Board of Directors (including the vote at a duly convened meeting of the Board of Directors or written approval of at least one Preferred Director).

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Certificate shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as

Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The Board of Directors shall consist of seven (7) members and the composition of the Board of Directors shall be determined as follows:

(i)

The holders of Common Stock, voting as a separate class, shall be entitled to elect four (4) members of the Corporation’s Board of Directors (each a “Common Director” and collectively the “Common Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, provided that the Corporation’s Chief Executive Officer shall, at all times, be one of the Common Directors. Subject to the provisions of this Section 5(d)(i), the holders of a majority of the Common Stock shall have the right to change any of their designees at any time and to fill a vacancy left by the resignation or removal of their designees by delivering written notice thereof to the Corporation.

(ii)	The holders of Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (each a “Preferred Director” and collectively the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of a majority of the Preferred Stock shall have the right to change any such designee at any time and to fill the vacancy left by the resignation or removal of any such designee by delivering written notice to the Corporation.

(iii)	The holders of Preferred Stock, voting as a separate class, shall be entitled to elect one (1) independent member of the Corporation’s Board of Directors with relevant industry expertise who is not affiliated with the Corporation or any stockholder of the Corporation and who has been approved in writing by the holders of a majority of the Common Stock (the “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The Independent Director, once designated, may thereafter be removed at any time by the mutual written agreement of the holders of the majority of the Preferred Stock and the holders of the majority of the Common Stock, voting separately, and any vacancy left by the resignation or removal of any Independent Manager shall thereafter be filled as provided in this Section 5(d)(iii).

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, subject to the provisions of Section 7 below.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Redemption.

(a) Redemption of Series A Preferred. At any time from and after January 20, 2015, upon written notice (the “Redemption Notice”) to the Corporation, and at the election of the holders of at least a majority of the then outstanding shares of Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Preferred Stock which have not been converted into Common Stock pursuant to Section 4 (the “Redemption Right”). Any exercise of the Redemption Right shall be at a price per shares of the Preferred Stock (the “Redemption Price”) equal to the Original Issue Price for such Preferred Stock, plus the Additional Amount up to and including the applicable Redemption Date. The Corporation shall purchase, out of funds lawfully available therefor, all the shares of Preferred Stock subject to the Redemption Right in three equal annual installments (without interest, except as otherwise provided for herein) as follows: the first installment shall be made no later than ninety (90) days following the Corporation’s receipt of the Redemption Notice; the second installment shall be made no later than one year following the Corporation’s receipt of the Redemption Notice; and the third installment shall be made no later than two years following the Corporation’s receipt of the Redemption Notice (the dates of each such installment being referred to herein as a “Redemption Date” and the shares of Preferred Stock to be purchased on such Redemption Date, the “Redemption Shares”), provided that the exercise of the

Redemption Right shall not limit the proceeds payable pursuant to Section 3 to the holders of Preferred Stock upon a liquidation, dissolution or winding up of the Corporation completed prior to the payment in full of the Redemption Price with respect to any of the Redemption Shares that have not, as of the closing of such liquidation, dissolution or winding up of the Corporation, been repurchased in accordance with this Section 6. If the Corporation does not have sufficient funds legally available to purchase on a Redemption Date all applicable Redemption Shares, the Corporation (i) shall use all commercially reasonable efforts to acquire such funds promptly (including, without limitation, engaging an investment bank reasonably acceptable to the holders of a majority of the outstanding Preferred Stock as the Corporation’s financial advisor), (ii) shall purchase a pro rata portion of each holder of Preferred Stock’s Redemption Shares out of funds legally available therefor, based on the respective number of Redemption Shares held by each such holder of Preferred Stock and (iii) shall purchase the remaining such Redemption Shares as soon as practicable after the Corporation has funds legally available therefor. The Redemption Price for any Redemption Shares not purchased by the Corporation on the applicable Redemption Date shall be recalculated to an amount equal to the original Redemption Price, plus the Additional Amount up to the applicable Redemption Date, plus interest at the rate of eight percent (8%) per annum, compounded annually, accruing daily from and after the applicable Redemption Date. By written notice to the Corporation, the holders of a majority of the outstanding Preferred Stock may elect to rescind the Redemption Notice at any time with respect to any and all Redemption Shares for which the Redemption Price has not been paid in full as of the time of such notice. Notwithstanding anything contained herein to the contrary, any shares of Preferred Stock which are not repurchased upon a Redemption Date shall remain outstanding for all purposes of this Certificate and shall be entitled to all rights and privileges specified herein until such shares of Preferred Stock are actually repurchased by the Corporation.

(b) Redemption Notice. Not less than fifteen (15) days prior to a Redemption Date, the Corporation shall mail written notice to the holders of Preferred Stock. Such notice shall state the Redemption Date, the Redemption Price plus the Additional Amount and the number of Redemption Shares held by such holders of Preferred Stock that the Corporation shall purchase on such Redemption Date.

(c) Payment. Except as set forth in Section 6(f), the Redemption Price plus the Additional Amount for all Redemption Shares shall be payable to the order of the person whose name appears on the books and records of the Corporation as the owner thereof.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on a Redemption Date the Redemption Price plus the Additional Amount payable upon redemption of the Preferred Stock to be purchased on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then all rights with respect to such shares of Preferred Stock so purchased by the Corporation on such Redemption Date shall forthwith after such Redemption Date terminate, except only the right of the Holders to receive the Redemption Price plus the Additional Amount.

(e) Redemption or Otherwise Acquired Shares. Any shares of Preferred Stock which are purchased or otherwise acquired by the Corporation shall be automatically and immediately cancelled and shall not be reissued, sold or transferred. The Corporation may not exercise any voting or other rights granted to the holders of Preferred Stock following repurchase by the Corporation.

(f) Preferred Investor Rights. Notwithstanding anything contained in this Section 6 to the contrary, for so long as a holder of Preferred Stock, as of the date of this Certificate of Incorporation, is the record and beneficial owner of shares of Preferred Stock, if requested in writing by such holder in connection with delivery of the Redemption Notice, the Corporation covenants and agrees to purchase, for the aggregate Redemption Price plus the Additional Amount otherwise payable in respect of such holder’s Redemption Shares, the outstanding debt and equity securities of the Affiliates of such holder in lieu of purchasing such holder’s Redemption Shares.

7. Amendments and Changes. As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Preferred Stock (in addition to any other vote required by law or the Certificate of Incorporation or Bylaws), any such act or transaction or transactions effected without such approval being null and void ab initio and of no force or effect:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b) increase or decrease the size of the Board of Directors;

(c) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(d) authorize or create (by reclassification, merger or otherwise) any new class or series of equity security having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(e) increase the level of compensation paid or payable to any Founder or any individual who becomes an officer of the Corporation after the date of this Certificate of Incorporation (collectively “Senior Managers”) above an annual base salary of $360,000, in each case other than customary annual base salary increases not to exceed five percent (5%) on an annual basis or adopt, enter into, amend, modify or waive any provision of any option, equity incentive or similar plan of the Corporation;

(f) declare or pay any Dividend or Distribution with respect to the Preferred Stock (other than as set forth in Section 2(a) or Section 6) or Common Stock of the Corporation;

(g) enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) of any kind whatsoever with, or for the benefit of any director, officer or stockholder of the Corporation or any of its subsidiaries or any Affiliate of any such Person (including, without limitation, Gigamon Systems or any Founder), in each case, in excess of $250,000, individually or in the aggregate or amend, modify, terminate or fail to enforce in any material respect any non-compete or similar entered into with any Founder; provided that the prior written consent of the holders of a majority of the Preferred Stock shall not be required for salary, bonus payments, benefits and the like paid to such Persons in the ordinary course of business, subject to Section 7(e);

(h) liquidate, dissolve, effect a recapitalization or reorganization in any form of transaction, commence a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or make a general assignment for the benefit of creditors;

(i) create, incur, assume, guarantee, refinance, replace, endorse or suffer to exist (or extend, supplement, amend or otherwise modify any of the terms of), in any transaction or series of related transactions, any indebtedness for borrowed money, capitalized lease or deferred purchase price obligations, in each case in an aggregate principal amount in excess of $5,000,000;

(j) effect any IPO, unless such IPO constitutes a Qualified Public Offering;

(k) effect any Sale Transaction unless (i) the proceeds payable to the stockholders in connection with such Sale Transaction are allocated in accordance with Section 3, (ii) the Sale Transaction, if effected as a stock sale, is effected in a manner such that the outstanding securities of each Applicable Blocker Entity are sold in lieu of the shares of Preferred Stock held by the affiliated Blocker Investor and for the same overall price on a per share basis as the other shares of Preferred Stock are sold in such Sale Transaction and (iii) the amount payable in respect of each share of Preferred Stock at the closing of such Sale Transaction would exceed $6.0111 (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) (such amount, the “Minimum Amount Per Share”), which Minimum Amount Per Share is payable in full at the closing of such transaction in cash or in Tradable Securities that are traded on or through the facilities of the New York Stock Exchange or The Nasdaq Global Market; and further provided, that (1) the holders of Preferred Stock shall not be subject to escrow, indemnity and other similar provisions in connection with the Sale Transaction more restrictive on a proportional or absolute basis than those to which the other stockholders shall be subject to in connection with the Sale Transaction, (2) the Minimum Amount Per Share shall be payable at the closing of such Sale Transaction free and clear of any escrow, indemnity, claw-back or similar forfeiture provisions and (3) the escrow shall be the sole source of indemnification against the holders of Preferred Stock. Notwithstanding the foregoing, the Corporation shall not require the prior written consent of the holders of a majority of the outstanding Preferred Stock to effect a Sale Transaction that is otherwise permitted by this Section 7(k) if the liability of the holders of Preferred Stock for indemnification claims beyond such escrow is limited to (i) several but not joint liability on a pro rata basis with the other stockholders for breach by the Corporation of customary representations relating to the Corporation’s organization and power, authorization and capitalization, (ii) several but not joint liability for breach by a holder of Preferred Stock of customary representations relating to such holder’s organization and power, authorization, and ownership of equity securities, (iii) several but not joint liability for breach by a holder of Preferred Stock of a covenant of such holder or (iv) several but not joint liability for fraud or willful misrepresentation by a holder of Preferred Stock;

(l) effect any Gigamon Systems Equity Sale Transaction;

(m) acquire, through any transaction or series of related transactions, voting securities or assets of any Person, in each case where the maximum consideration paid or payable by the Corporation consists of more than $5,000,000 and/or capital stock representing more than ten percent (10%) of the Corporation’s then outstanding capital stock;

(n) make any material change to the Corporation’s Business, enter into any new material lines of business or discontinue the Business;

(o) initiate, settle or compromise any suit, action, arbitration or other proceeding (whether administrative, civil or criminal, in law or in equity, or before a governmental authority or private arbitrator or mediator) involving (i) a claim by or against or potential award or loss to the Corporation, or any of its subsidiaries in excess of $1,000,000 or (ii) a claim against the Corporation or any of its subsidiaries which would be reasonably likely to result in a material restriction or limitation on a material portion of the Corporation’s Business;

(p) enter into any agreement or otherwise obligate the Corporation, any stockholder or any subsidiary to do any of the foregoing; or

(q) amend this Section 7.

8. Notices. Any notice required by the provisions of this ARTICLE VII to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE X

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XII

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIV

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.